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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MusicNet, Inc.:

We consent to the use of our report dated February 8, 2005, with respect to the balance sheets of MusicNet, Inc. as of December 31, 2004 and 2003, and the related statements of operations, convertible preferred stock and stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2004 and to the reference to our firm under the heading "Experts" in the prospectus and in the registration statement on Form S-3 of RealNetworks, Inc. Our report covering the December 31, 2004 financial statements contains an explanatory paragraph that states that MusicNet, Inc. has suffered recurring losses from operations and has a net working capital deficiency. These facts raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Seattle, Washington
June 23, 2005